                                                                     EXHIBIT 2.1

--------------------------------------------------------------------------------

                  --------------------------------------------
                            STOCK PURCHASE AGREEMENT
                  --------------------------------------------

                                  BY AND AMONG

                              THE PARTIES LISTED ON
                           THE SIGNATURE PAGES HERETO
                                  (THE SELLERS)

                                       AND

                            GX TECHNOLOGY CORPORATION
                          (TOGETHER WITH SUBSIDIARIES,
                                  THE COMPANY)

                                       AND

                               INPUT/OUTPUT, INC.
                                 (THE PURCHASER)

                            DATED AS OF MAY 10, 2004

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                   PAGE
ARTICLE I DEFINITIONS ..........................................................     1
     Section 1.1     Definitions................................................     1
     Section 1.2     Certain Interpretive Matters...............................     7
ARTICLE II SALE AND PURCHASE....................................................     8
     Section 2.1     Purchase and Sale of the Shares............................     8
ARTICLE III PURCHASE PRICE AND CLOSING PAYMENTS.................................     8
     Section 3.1     Purchase Price.............................................     8
     Section 3.2     The Sellers' Representative................................     9
     Section 3.3     Stock Option Matters.......................................     9
ARTICLE IV CLOSING AND CLOSING DELIVERIES.......................................     9
     Section 4.1     The Closing................................................     9
     Section 4.2     Deliveries of the Sellers..................................    10
     Section 4.3     Deliveries by the Purchaser................................    11
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY.........    11
     Section 5.1     Corporate Existence and Power..............................    11
     Section 5.2     Authorization; Enforceability..............................    11
     Section 5.3     Governmental Authorization.................................    12
     Section 5.4     Non-Contravention; Consents................................    12
     Section 5.5     Capitalization.............................................    12
     Section 5.6     Subsidiaries...............................................    13
     Section 5.7     Financial Statements.......................................    13
     Section 5.8     No Undisclosed Liabilities.................................    13
     Section 5.9     Tax Matters................................................    13
     Section 5.10    Absence of Certain Changes.................................    17
     Section 5.11    Contracts..................................................    17
     Section 5.12    Insurance Coverage.........................................    18
     Section 5.13    Litigation.................................................    19
     Section 5.14    Compliance with Laws; Permits..............................    19
     Section 5.15    Assets; Properties; Sufficiency of Assets..................    19
     Section 5.16    Intellectual Property......................................    20
     Section 5.17    Environmental Matters......................................    21
     Section 5.18    Plans and Material Documents...............................    22
     Section 5.19    Affiliate Transactions.....................................    23
     Section 5.20    Customer, Supplier and Employee Relations..................    23
     Section 5.21    Other Employment Matters...................................    24
     Section 5.22    Accounts Receivable........................................    24
     Section 5.23    Finders' Fees..............................................    25
     Section 5.24    Disclosure.................................................    25

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER..........................    25
     Section 6.1     Corporate Existence and Power..............................    25
     Section 6.2     Corporate Authorization; Enforceability....................    25
     Section 6.3     Non-Contravention..........................................    26
     Section 6.4     Finders' Fees..............................................    26
     Section 6.5     Investment.................................................    26
     Section 6.6     SEC Filings................................................    26
     Section 6.7     Material Adverse Change....................................    27
ARTICLE VII CERTAIN COVENANTS...................................................    27
     Section 7.1     Conduct of Business of the Company.........................    27
     Section 7.2     Exclusive Dealing..........................................    28
     Section 7.3     Review of the Company; Confidentiality.....................    29
     Section 7.4     Hart-Scott-Rodino..........................................    29
     Section 7.5     Reasonable Best Efforts....................................    29
     Section 7.6     Benefits of Company Personnel After the Closing............    30
     Section 7.7     Indemnification of Officers and Directors..................    30
     Section 7.8     Further Assurances.........................................    30
     Section 7.9     Non-Solicitation...........................................    31
ARTICLE VIII TAX MATTERS .......................................................    31
     Section 8.1     Tax Indemnification........................................    31
     Section 8.2     Returns....................................................    32
     Section 8.3     Contests...................................................    33
     Section 8.4     Miscellaneous..............................................    33
ARTICLE IX CONDITIONS TO CLOSING................................................    34
     Section 9.1     Conditions to Obligations of the Purchaser.................    34
     Section 9.2     Conditions to Obligations of the Sellers...................    35
ARTICLE X SURVIVAL; INDEMNIFICATION.............................................    35
     Section 10.1    Survival...................................................    35
     Section 10.2    Indemnification............................................    36
     Section 10.3    Procedures.................................................    36
     Section 10.4    Payment of Indemnification Payments........................    38
     Section 10.5    Reassignment of Accounts Receivable........................    38
ARTICLE XI MISCELLANEOUS .......................................................    39
     Section 11.1    Termination................................................    39
     Section 11.2    Notices....................................................    40
     Section 11.3    Amendments and Waivers.....................................    41
     Section 11.4    Expenses...................................................    41
     Section 11.5    Successors and Assigns.....................................    42
     Section 11.6    No Third-Party Beneficiaries...............................    42
     Section 11.7    Governing Law..............................................    42
     Section 11.8    Public Announcements.......................................    42
     Section 11.9    Counterparts...............................................    42

     Section 11.10   Table of Contents; Headings................................    42
     Section 11.11   Entire Agreement...........................................    43
     Section 11.12   Severability; Injunctive Relief............................    43

                             EXHIBITS AND SCHEDULES

Exhibit A             Non-Competition Agreements
Exhibit B-1           Option Termination Agreement
Exhibit B-2           Option Termination and Assumption Agreement
Exhibit C             Opinion of Akin Gump Strauss Hauer & Feld LLP
Schedule 5.3          Governmental Authorization
Schedule 5.4          Non-Contravention; Consents
Schedule 5.5          Capitalization
Schedule 5.6          Subsidiaries
Schedule 5.7          Financial Statements
Schedule 5.8          No Undisclosed Liabilities
Schedule 5.9(a)       Tax Matters
Schedule 5.9(b)       Tax Matters
Schedule 5.9(c)       Tax Matters
Schedule 5.10         Absence of Certain Changes
Schedule 5.11(a)      Contracts
Schedule 5.11(b)      Contracts
Schedule 5.12         Insurance Coverage
Schedule 5.13         Litigation
Schedule 5.14(a)      Compliance with Laws; Permits
Schedule 5.14(b)      Compliance with Laws; Permits
Schedule 5.15(a)      Assets; Properties; Sufficiency of Assets
Schedule 5.15(b)      Assets; Properties; Sufficiency of Assets
Schedule 5.16(a)      Intellectual Property
Schedule 5.16(a)      Intellectual Property
Schedule 5.17(c)      Environmental Matters
Schedule 5.17(a)(iv)  Environmental Matters
Schedule 5.18(a)      Plans and Material Documents
Schedule 5.18(b)      Plans and Material Documents
Schedule 5.18(c)      Plans and Material Documents
Schedule 5.18(d)      Plans and Material Documents
Schedule 5.19(a)      Affiliate Transaction
Schedule 5.19(b)      Affiliate Transaction
Schedule 5.20         Customer, Supplier and Employee Relations
Schedule 5.21(f)      Other Employment Matters
Schedule 5.22(g)      Accounts Receivable
Schedule 5.23         Finders' Fee
Schedule 6.3          Non-Contravention
Schedule 6.4          Finders' Fees

                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT, dated as of May 10, 2004, by and among the parties listed on the signature pages hereto (together, the "Sellers"), GX Technology Corporation, a Texas corporation (the "Company"), and Input/Output, Inc., a Delaware corporation (the "Purchaser").

                                 R E C I T A L S

         WHEREAS, the Sellers own, as a group, all of the authorized, issued and outstanding shares of every class of Capital Stock (as defined herein) of the Company (the "Shares"); and

         WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all of the Shares, upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser, the Sellers, and the Company hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         SECTION 1.1 DEFINITIONS. In addition to the terms defined elsewhere herein, the terms below are defined as follows:

         "Accounts Receivable" means all accounts and notes receivable relating to the Business.

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person and, if such first Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such individual's immediate family, and any Person who is controlled by any such member or trust. For the purposes of this Agreement, "control," when used with respect to any Person, means the possession, directly or indirectly, of the power to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Agreement" means this Stock Purchase Agreement, as the same may be amended from time to time in accordance with the terms hereof.

         "Ancillary Agreements" means the Non-Competition Agreements, the Option Termination and Assumption Agreements, the Option Termination Agreements, and all other instruments, certificates and other agreements entered into by the Sellers in connection with the consummation of the transactions contemplated by this Agreement.

         "Balance Sheet Date" means March 31, 2004.

         "Benefit Plan" means any employee benefit plan within the meaning of
Section 3(3) of ERISA, and any other plan, program, agreement, arrangement, policy, contract, commitment or scheme, written or oral, statutory or contractual, that provides for compensation or benefits, including any deferred compensation, executive compensation, bonus or incentive plan, any cafeteria plan or any holiday or vacation plan or practice.

         "Business" means the business of the Company as now or previously conducted, including, but not limited to, the business of seismic-based 3D subsurface imaging services.

         "Business Day" means a day that is not a Saturday, Sunday or a day on which commercial banking institutions located in New York City, New York or Houston, Texas are authorized or required to close.

         "Capitalized Lease Obligations" means the obligations of such Person that are required to be classified and accounted for as capital lease obligations under GAAP, together with all obligations to make termination payments under such capitalized lease obligations.

         "Capital Stock" means (a) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents (however designated and whether or not voting) of corporate stock, including the common stock of such Person, and (b) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

         "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601, et seq., as amended.

         "Closing" has the meaning set forth in Section 4.1.

         "Closing Cash Consideration" has the meaning set forth in Section 3.1.

         "Closing Company Cash Amount" means the amount of cash and cash equivalents, as those terms are defined by GAAP, of the Company on the Closing Date after deducting the fees and expenses of the Company incurred prior to Closing or payable after the Closing in connection with this Agreement.

         "Closing Company Indebtedness" means the amount of Indebtedness of the Company on the Closing Date.

         "Closing Date" has the meaning set forth in Section 4.1.

         "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Company" means, collectively, the Company and its consolidated Subsidiaries.

         "Constituent of Concern" means any substance defined as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant by any Environmental Law, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, asbestos, PCB or similar substance, the generation, recycling, use, treatment, storage, transportation, Release, disposal or exposure of or to which is subject to regulation under any Environmental Law.

         "Contracts" has the meaning set forth in Section 5.11.

         "Damages" has the meaning set forth in Section 10.2(a).

         "Direct Claim" has the meaning set forth in Section 10.3(c).

         "Environmental Claims" means administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, citations, summonses, notices of non-compliance or violation, requests for information, investigations or proceedings relating in any way to the Release of Constituents of Concern or any Environmental Law, including (a) Environmental Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Constituents of Concern or arising from an alleged injury or threat of injury to human health and safety or the environment.

         "Environmental Condition" means a condition with respect to the environment which has resulted or could reasonably be expected to result in a material loss, liability, cost or expense to the Company.

         "Environmental Law" means any Law, administrative interpretation, administrative order, consent decree or judgment, or common law relating to the environment, human health and safety, including CERCLA, and any state and local counterparts or equivalents.

         "Environmental Permits" means all Permits, licenses, authorizations, certificates and approvals of Governmental Authorities relating to or required by Environmental Laws.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

         "ERISA Affiliate" means any Person that, together with the Company, would be considered a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Code.

         "Escrow Agent" has the meaning given such term in Section 3.1(b).

         "Escrow Agreement" has the meaning given such term in Section 3.1(b).

         "Escrow Amount" has the meaning given such term in Section 3.1(b).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "GAAP" means U.S. generally accepted accounting principles, consistently applied.

         "Governmental Authority" means any domestic or foreign governmental or regulatory agency, authority, bureau, commission, department, official or similar body or instrumentality thereof, or any governmental court, arbitral tribunal or other body administering alternative dispute resolution.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "HSR Form" means the notification and report form required to be filed under the HSR Act.

         "Indebtedness" means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade payables incurred in the Ordinary Course of Business, (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (e) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP, and (f) all indebtedness of any other Person of the type referred to in clauses (a) to (e) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person. In no event shall Indebtedness include the Capitalized Lease Obligations of the Company.

         "Indemnified Party" has the meaning set forth in Section 10.3(a).

         "Indemnifying Party" has the meaning set forth in Section 10.3(a).

         "Intellectual Property Right" means any trademark, service mark, trade name, product designation, logo, slogan, invention, patent, trade secret, copyright, know-how, proprietary design or process, computer software and database, Internet address or domain name (including any registrations or applications for registration or renewal of any of the foregoing), research in progress, or any other similar type of proprietary intellectual property right, in each case which is used or held for use or otherwise necessary in connection with the conduct of the Business.

         "IRS" means the Internal Revenue Service.

         "Law" means any federal, foreign, state or local statute, law, including common law, rule, regulation, ordinance, code, permit or license.

         "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person will be deemed to own, subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

         "Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Company or the Business.

          "Non-Competition Agreements" means the non-competition agreements between the Purchaser and certain Sellers substantially in the form of Exhibit A hereto. Exhibit A also lists the Sellers who will enter into a non-competition agreement at Closing.

          "Option Spread Amount" means the dollar amount equal to (a) the price to the public of Purchaser's common stock as set forth on the facing page of the final prospectus included in the registration statement referred to in Section 7.5, multiplied by the aggregate number of shares of Purchaser common stock which may be acquired upon exercise of the Purchaser stock options issued pursuant to the Option Termination and Assumption Agreements, minus (b) the aggregate exercise price of all Purchaser stock options issued pursuant to the Option Termination and Assumption Agreements.

         "Option Termination Agreement" means the form of Option Termination Agreement among the Purchaser, the Company and certain optionholders, in the form of Exhibit B-1.

         "Option Termination and Assumption Agreement" means the form of Option Termination and Assumption Agreement among the Purchaser, the Company and certain optionholders of the Company, in the form of Exhibit B-2.

          "Order" means any judgment, injunction, judicial or administrative order or decree.

         "Ordinary Course of Business" means, with respect to any Person, the ordinary course of business of such Person, consistent with such Person's past practice and custom, including, with respect to any category, quantity or dollar amount, term and frequency of payment, delivery, accrual, expense or any other accounting entry.

         "Permit" has the meaning set forth in Section 5.14(b).

         "Permitted Lien" means (a) mechanics' Liens, workmen's Liens, carriers' Liens, repairmen's Liens, landlord's Liens, (b) statutory Liens for Taxes, assessments and other similar governmental charges that are not overdue, (c) Liens incurred or deposits made to secure the performance of bids, contracts, statutory obligations, surety and appeal bonds incurred in connection with the Business and in the Ordinary Course of Business by the Company, and (d) Liens that do not materially interfere with the operation or use of property affected thereby or otherwise materially adversely affect the value thereof.

         "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization or Governmental Authority.

         "Post-Closing Tax Period" means any Tax period (or portion thereof) ending after the Closing Date.

         "Pre-Closing Tax Period" means any Tax period (or portion thereof) that ends on or before the Closing Date.

         "Property" means any real property and improvements at any time owned, leased, used, operated or occupied by the Company.

         "Purchase Price" has the meaning set forth in Section 3.1.

         "Purchaser" has the meaning set forth in the introductory paragraph of this Agreement.

         "Purchaser's SEC Filings" has the meaning set forth in Section 6.6.

         "Real Property" has the meaning set forth in Section 5.15(b).

         "Reference Balance Sheet" means the balance sheet of the Company as of March 31, 2004, attached hereto as Schedule 5.7.

         "Reference Financial Statements" means the balance sheets of the Company as of June 30, 2003 and 2002, together with the related statements of operations, stockholders' equity and cash flows for the periods then ended, and the Reference Balance Sheet, together with the related statement of operations for the nine-month period then ended, all of which are attached hereto as
Schedule 5.7.

         "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any Property, including the movement of Constituents of Concern through or in the air, soil, surface water, groundwater or property.

         "Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) and including any amendment thereof filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any Laws relating to any Taxes.

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Selected Representations and Warranties" means the representations and warranties contained in Sections 5.2 (Authorization; Enforceability), and 5.5 (Capitalization).

         "Sellers" has the meaning set forth in the introductory paragraph of this Agreement.

         "Shares" has the meaning set forth in the recitals to this Agreement.

         "Subsidiary" means, with respect to any Person, (a) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner, has a 50% or greater equity interest at the time or otherwise owns a controlling interest.

         "Tax" means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, net worth, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority whether disputed or not, (b) any liability of the Company for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of the Company for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) any liability of the Company for the payment of any amounts as a result of being a party to any Tax-Sharing Agreement or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

         "Tax-Sharing Agreements" means all existing agreements or arrangements that are binding on the Company for the sharing, indemnification or allocation of any Tax between the Company and another Person.

         "Taxing Authority" means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

         "Third-Party Claim" means any claim, demand, action, suit or proceeding made or brought by any Person who or which is not a party to this Agreement or who or which is not an Affiliate of any party to this Agreement.

         SECTION 1.2 CERTAIN INTERPRETIVE MATTERS. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference will be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words, "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. All references to "$" or dollar amounts will be to lawful currency of the United States of America. References to a Person are also to its permitted successors and assigns. Each of the Schedules will apply only to its corresponding Section or subsection of this Agreement. Each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. To the extent the term "day" or "days" is used, it will mean calendar days unless referred to as a "Business Day."

                  (a) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

                                   ARTICLE II
                                SALE AND PURCHASE

         SECTION 2.1 PURCHASE AND SALE OF THE SHARES.

                  (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers severally agree to sell to the Purchaser, and the Purchaser shall purchase from each of the Sellers, the Shares, owned by such free and clear of all Liens.

                  (b) The Purchaser shall not be required to purchase any Shares, unless the Sellers, as a group, sell and assign to the Purchaser all of the Shares.

                                   ARTICLE III
                       PURCHASE PRICE AND CLOSING PAYMENTS

         SECTION 3.1 PURCHASE PRICE.

                  (a) In consideration for the conveyance by the Sellers to the Purchaser of the Shares, the Purchaser will deliver to the Sellers at the Closing the aggregate purchase price (the "Purchase Price") of $150,000,000 (such amount, the "Closing Cash Consideration"), which amount shall be reduced by (A) the cash amount paid to the Company's optionholders pursuant to the Option Termination Agreements and the Option Termination and Assumption Agreements, (B) an amount equal to the Option Spread Amount, (C) an amount equal to the Closing Company Indebtedness, and (D) by the amount by which $2,000,000 exceeds the Closing Company Cash Amount. The amount of the Closing Company Indebtedness and the Closing Company Cash Amount shall be certified on the Closing Date by the chief financial officer of the Company. The Purchase Price shall be payable in cash by wire transfer in immediately available funds to accounts designated in writing by the Sellers at least two Business Days prior to the Closing Date.

                  (b) At Closing, the Purchaser shall deposit into an escrow account with a mutually agreed upon escrow agent (the "Escrow Agent") a portion of the Purchase Price in the amount of $4,045,247 (as adjusted from time to time pursuant to the terms of the Escrow Agreement, and together with the Option Holdback Amount (as defined in the Option Termination and Assumption Agreement) the "Escrow Amount") as security for the indemnification obligations of the Sellers contained in this Agreement. The Escrow

         Amount shall be held and dispersed by the Escrow Agent in accordance with the terms and provisions of the escrow agreement (the "Escrow Agreement"), the form of which will be mutually agreed upon by the parties prior to Closing. The Escrow Agreement will provide for the disbursement of the Escrow Amount, and all interest or other earnings thereon, less the amount of all pending and unresolved indemnification claims, to the Sellers and each optionholder of the Company upon the expiration of one year from the Closing. The Escrow Agreement shall be executed by the Purchaser, the Sellers and the Escrow Agent and delivered at the Closing. All fees and expenses related to the Escrow Agreement and the Escrow Agent shall be borne by the Sellers.

         SECTION 3.2 THE SELLERS' REPRESENTATIVE. William J. Johnson is hereby designated by each of the Sellers to serve as the representative of the Sellers and each optionholder of the Company ("Sellers' Representative") with respect to all matters related to or arising from the Escrow Agreement. Any successor representative shall be a person reasonably acceptable to Purchaser. The duties and obligations of the Sellers' Representative shall be determined solely by the express provisions of the Escrow Agreement and the Sellers' Representatives Agreement executed in connection therewith.

         SECTION 3.3 STOCK OPTION MATTERS. AT THE CLOSING, THE PURCHASER, THE COMPANY AND EACH HOLDER OF AN OPTION TO PURCHASE SHARES OF COMPANY COMMON STOCK (A "COMPANY STOCK OPTION") SHALL ENTER INTO AN OPTION TERMINATION AND ASSUMPTION AGREEMENT OR OPTION TERMINATION AGREEMENT, AS THE CASE MAY BE. THE OPTIONHOLDERS LISTED IN SCHEDULE 3.3 WILL BE PARTIES TO AN OPTION TERMINATION AGREEMENT. ALL OTHER OPTIONHOLDERS WILL BE PARTIES TO AN OPTION TERMINATION AND ASSUMPTION AGREEMENT, AND WILL BE ISSUED NON-TRANSFERABLE, FULLY-VESTED PURCHASER STOCK OPTIONS UPON ASSUMPTION OF 50% OF THE COMPANY STOCK OPTIONS HELD BY SUCH OPTIONHOLDER, CONTAINING SUBSTANTIALLY THE SAME TERMS AND CONDITIONS APPLICABLE UNDER SUCH COMPANY STOCK OPTIONS, AND THE NUMBER OF SHARES OF PURCHASER COMMON STOCK WHICH MAY BE ACQUIRED UPON EXERCISE AND THE EXERCISE PRICE SHALL BE AS SET FORTH IN THE OPTION TERMINATION AND ASSUMPTION AGREEMENTS. UPON THE CLOSING, THE COMPANY'S STOCK OPTION PLAN SHALL BE TERMINATED. THE PURCHASER SHALL FILE A REGISTRATION STATEMENT ON AN APPROPRIATE FORM AND CAUSE THE SAME TO BECOME EFFECTIVE PRIOR TO CLOSING WITH RESPECT TO THE ISSUANCE OF THE PURCHASER COMMON STOCK WHICH MAY BE ACQUIRED UPON EXERCISE OF THE PURCHASER STOCK OPTIONS ISSUED PURSUANT TO THE OPTION TERMINATION AND ASSUMPTION AGREEMENTS. EACH COMPANY OPTIONHOLDER SHALL BE A THIRD PARTY BENEFICIARY OF THE AGREEMENTS SET FORTH IN THIS SECTION 3.3(a), AND SHALL HAVE THE RIGHT TO ENFORCE PURCHASER'S OBLIGATIONS HEREUNDER.

                                   ARTICLE IV
                         CLOSING AND CLOSING DELIVERIES

         SECTION 4.1 THE CLOSING. The closing of the sale and purchase of the Shares (the "Closing") will take place at the offices of Porter & Hedges, L.L.P. located at 700 Louisiana, Houston, Texas, at 10:00 a.m., local time, three Business Days after satisfaction or waiver of the conditions to Closing set forth in Article IX, unless the parties agree in writing to change the Closing to another time, date or place. The date upon which the Closing occurs is herein called the "Closing Date." Except as provided in the following sentence, the Closing will be deemed effective for accounting and all other purposes as of 11:59 p.m., Houston time, on the day immediately preceding the Closing Date. The Purchaser and the Sellers agree that all transactions occurring on the Closing Date shall be reported on the Company's consolidated Tax Return to the extent permitted by Treasury Regulation
Section 1.1502-76(b)(1)(ii)(A).

         SECTION 4.2 DELIVERIES OF THE SELLERS. At the Closing, the Company will deliver or cause to be delivered to the Purchaser:

                  (i) original stock certificates representing the Shares, together with such instruments of assignment, conveyance and transfer as the Purchaser may deem necessary or desirable, duly executed by the Sellers;

                  (ii) a certificate of the chief executive officer of the Company confirming compliance with the condition set forth in Section 9.1(a) as it relates to the Company;

                  (iii) a certificate of the secretary of each Company and Subsidiary certifying as to each such company's certificate of incorporation, bylaws or other comparable documents;

                  (iv) a certificate of the chief financial officer of the Company as required by Section 3.1(a) hereof;

                  (v) evidence or copies of the consents, approvals, orders, qualifications or waivers required by any third party or Governmental Authority to consummate the transactions contemplated by this Agreement that are listed in Schedule 5.4;

                  (vi) each Ancillary Agreement required to be executed and delivered by parties other than the Purchaser or its Affiliates, including the Escrow Agreement;

                  (vii) an opinion of counsel for the Company, Akin Gump Strauss Hauer & Feld LLP, with respect to the matters set forth in Exhibit C, and as to enforceability with respect to each Seller that is not a natural person, and legal opinions from counsel for each Seller that is not a natural person with respect to the due authorization of the Agreement and the Ancillary Agreements;

                  (viii) resignations of the members of the board of directors of the Company and each Subsidiary;

                  (ix) documentation evidencing the conversion into Company common stock of all outstanding Series A Senior Convertible Preferred Stock and Series B Senior Convertible Preferred Stock; and

                  (x) such other documents and instruments, including a secretary's certificate (or comparable certificate) with respect to the corporate or other action taken by each Seller in connection herewith, as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to comply with the terms hereof and thereof.

                  (ix) documentation evidencing the conversion into Company common stock of all outstanding Series A Senior Convertible Preferred Stock and Series B Senior Convertible Preferred Stock; and

                  (x) such other documents and instruments, including a secretary's certificate (or comparable certificate) with respect to the corporate or other action taken by each Seller in connection herewith, as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to comply with the terms hereof and thereof.

         SECTION 4.3 DELIVERIES BY THE PURCHASER. At the Closing, the Purchaser will deliver or cause to be delivered to the Sellers:

                  (i) the Closing Cash Consideration (less $4,045,247 of the Escrow Amount) by wire transfer of immediately available funds to the accounts specified pursuant to Section 3.1;

                  (ii) a certificate of the chief executive officer of the Purchaser confirming the Purchaser's compliance with the condition set forth in Section 9.2(a);

                  (iii) each Ancillary Agreement required or contemplated to be duly authorized and delivered by the Purchaser or its Affiliates; and

                  (iv) such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to comply with the terms hereof and thereof.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                         OF THE SELLERS AND THE COMPANY

         The Company represents and warrants to the Purchaser as of the date hereof and the Closing Date with respect to each of the following matters, and each Seller represents and warrants, severally as to each such Seller and as to itself only, with respect to the matters set forth in Sections 5.2, 5.3, 5.4 and
5.5 as of the date hereof and as of the Closing Date, as follows:

         SECTION 5.1 CORPORATE EXISTENCE AND POWER. The Company and its Subsidiaries are corporations duly incorporated, validly existing and in good standing under the laws of their jurisdictions of organization. The Company and its Subsidiaries have all corporate power required to carry on the Business as now conducted. The Company and its Subsidiaries are duly qualified to conduct business as foreign corporations and are in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect. The Company has previously delivered or made available to the Purchaser true and complete copies of the charter documents and bylaws of the Company and its Subsidiaries, in each case as amended to date.

         SECTION 5.2 AUTHORIZATION; ENFORCEABILITY. The execution, delivery and performance by the Company and the Sellers of this Agreement and each of the Ancillary Agreements to which it will be a party at the Closing are, and will be at the Closing, within each party's powers and have been duly authorized by all necessary actions, and no other action on the part of any such party is necessary to authorize this Agreement or any of the Ancillary Agreements to which any such party will be a party at the Closing. This Agreement has been, and each of the Ancillary Agreements to which the Company or any Seller will be a party at the Closing will have been, duly executed and delivered by such party, as applicable. Assuming the due execution and delivery by the Purchaser of this Agreement and each of the Ancillary Agreements to which the Company or any Seller will be a party at the Closing, this Agreement constitutes, and each Ancillary Agreement to which the Company or any Seller will be a party at the Closing will constitute at the Closing, valid and binding agreements of such party, as applicable, enforceable against each in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

         SECTION 5.3 GOVERNMENTAL AUTHORIZATION. Except as disclosed in Schedule 5.3, the execution, delivery and performance by the Company and the Sellers of this Agreement and each Ancillary Agreement to which the Company or the Sellers will be a party at the Closing require no consent, approval, order, authorization or action by or in respect of, or filing with, any Governmental Authority.

         SECTION 5.4 NON-CONTRAVENTION; CONSENTS. Except as disclosed in
Schedule 5.4, the execution, delivery and performance by the Company and the Sellers of this Agreement and each Ancillary Agreement to which the Company or the Sellers will be a party at the Closing, and the consummation of the transactions contemplated hereby and thereby do not and will not at the Closing
(a) violate the charter documents or bylaws of the Company or any Subsidiary,
(b) violate any applicable Law or Order, (c) require any filing with or consent or approval of, or the giving of any prior notice to, any Person (including filings, consents or approvals required under any Permits of the Company or any licenses to which the Company is a party), (d) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company, under any Contract, or other material agreement or other instrument binding upon the Company or any license, franchise, Permit or other similar authorization held by the Company, or (e) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company.

         SECTION 5.5 CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of 10,000,000 shares of common stock, par value $.01 per share, of which 1,550,379 are issued and outstanding, and 980,000 shares of preferred stock, par value $1.00 per share, 500,000 of which have been designated Series A Senior Convertible Preferred Stock, 481,696 of which are issued and outstanding, and 480,000 of which have been designated Series B Senior Convertible Preferred Stock, all of which are issued and outstanding. The Shares are owned of record by the Sellers in the amounts as set forth on Schedule 5.5. All of the Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were issued free of preemptive rights in compliance with applicable corporate and securities laws. Except as set forth on
         Schedule 5.5, there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, convertible securities or other rights, agreement, arrangements or commitments of any character relating to the Shares or obligating the Company to issue, sell or otherwise cause to become outstanding any shares of capital stock. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of, or equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Shares and the options disclosed on Schedule
         5.5 constitute all of the equity interests in the Company and, in the case of the Shares, are owned of record by the Sellers in the respective amounts set forth on Schedule 5.5 hereof, free and clear of all Liens. Upon consummation of the transactions contemplated by this Agreement, the Purchaser will acquire good, valid and indefeasible title to the Shares, free and clear of all Liens. Except as set forth on Schedule 5.5, there are no voting trusts, agreements, proxies or other understandings in effect with respect to the voting or transfer of any of the Shares. There are no outstanding or authorized stock appreciation, phantom stock participation or similar rights with respect to the Company.

                  (b)      The stock register of the Company accurately records:
         (i) the name and address of each Person owning Shares of record, and
         (ii) the certificate number of each certificate evidencing Shares, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

         SECTION 5.6 SUBSIDIARIES. Except as disclosed in Schedule 5.6, the Company does not own any Capital Stock in any corporation, partnership, association, trust, joint venture or other entity.

         SECTION 5.7 FINANCIAL STATEMENTS.

                  (a) The Company heretofore furnished the Purchaser with a true and complete copy of the Reference Financial Statements which are attached hereto as Schedule 5.7. The Reference Financial Statements have been derived from the books and records of the Company, have been prepared in accordance with GAAP (except for, with respect to the Reference Balance Sheet and the related statement of income, normal year-end adjustments and the absence of footnote disclosure) and fairly present in all material respects the financial position of the Company at the respective dates thereof and the results of the operations of the Company for the periods indicated.

                  (b) The books of account, minute books, stock record books and other records of the Company, all of which have been made available to the Purchaser, are complete and correct in all material respects.

         SECTION 5.8 NO UNDISCLOSED LIABILITIES. There are no liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise, of the Company other than (a) liabilities fully provided for in the Reference Financial Statements, (b) liabilities specifically disclosed in Schedule 5.8, and (c) other undisclosed liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         SECTION 5.9 TAX MATTERS.

                  (a)      Except as disclosed in Schedule 5.9(a):

                           (i) all Returns for all periods which end prior to or which include the Closing Date that are, were or shall be required to be filed prior to Closing by or on behalf of the Company have been or shall be filed on a timely basis in accordance with the applicable laws of each Governmental Authority;

                           (ii) all such Returns that have been filed were, when filed, and continue to be, true, correct and complete in all material respects, and all such Returns that will be filed shall be true, correct and complete in all material respects when filed;

                           (iii) the Company has paid, or made adequate provision in the Reference Financial Statements for the payment of all of its Taxes that have or may become due for all periods which end on or before the Closing Date, including all Taxes reflected on the Returns referred to in this Section 5.9, or to the Company's knowledge, or that are included or reflected in any assessment, proposed assessment or notice, either formal or informal, received by the Company from any Governmental Authority;

                           (iv) the unpaid Taxes of the Company (A) did not as of the Balance Sheet Date exceed the reserve for Tax liabilities (rather than the reserve for deferred Taxes to reflect timing differences between book and Tax income) on the books of the Company at that time, and (B) as adjusted for the passage of time through the Closing, will not exceed the reserve for Tax liabilities (rather than the reserve for deferred Taxes to reflect timing differences between book and Tax income) set forth on the Reference Financial Statements;

                           (v)      no claim has ever been made by a
                  Governmental Authority in a jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction;

                           (vi) all Taxes that the Company was or is required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid to the appropriate Governmental Authorities;

                           (vii) there are no Liens with respect to Taxes on the assets of the Company, other than Permitted Liens;

                           (viii) no adjustment relating to such Returns has been proposed formally or, to the Company's knowledge, informally or threatened by any Tax authority;

                           (ix) there are no pending or, to the Company's knowledge, threatened actions or proceedings for the assessment or collection of Taxes against the Company;

                           (x) the period for assessment for federal and state income Taxes of the Company is closed for Tax periods beginning before July 1, 2000;

                           (xi) neither the Company, the Sellers nor any of their Affiliates is a party to any agreement or arrangement that has resulted in or would result, separately or in the aggregate, in the actual or deemed payment by the Company of any "excess parachute payments" within the meaning of Section 280G of the Code;

                           (xii) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 will occur in connection with the transactions contemplated by this Agreement;

                           (xiii) the Company has never been included in any consolidated, combined or unitary Return and has no liability for any Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or similar provisions of state, local or foreign law) as a transferee or successor, by contract or otherwise;

                           (xiv) the Company has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any relevant Tax has not expired;

                           (xv) the Company is not doing business in or engaged in a trade or business in any jurisdiction in which it has not filed any applicable income or franchise Return;

                           (xvi) the Company has maintained such records in respect of each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under all applicable Tax Laws;

                           (xvii) the Company did not file a consent under Code Section 341(f) prior to its repeal;

                           (xviii)  the Company is not a party to or bound by
                  any Tax allocation or Tax-Sharing Agreement and has no current or, to the knowledge of the Company, potential contractual obligation to indemnify any other Person with respect to any Tax;

                           (xix) no assets of the Company or any Subsidiary are or shall be required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax-exempt property" within the meaning of
                  Section 168(h)(1) of the Code;

                           (xx) the Company has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Code Section 6662;

                           (xxi) the Company has not participated in listed transactions required to be disclosed under Treasury Regulation Section 1.6011-4;

                           (xxii) there are no proposed reassessments of any property owned or leased by the Company or other proposals that are reasonably likely to materially increase the amount of any Tax to which the Company would be subject;

                           (xxiii)  the Company has not agreed to make, and is
                  not required to make, adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise, and the consummation of the transactions contemplated by this Agreement will not result in the Company being required to make any such adjustments following the Closing Date;

                           (xxiv) the Company uses the accrual method of accounting for Tax accounting purposes;

                           (xxv) the Company is not the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority;

                           (xxvi) the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, and (B) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law);

                           (xxvii)  the Company has not undergone an "ownership
                  change" as defined pursuant to Section 382(g) of the Code;

                           (xxviii) any reference to the Company shall, for
                  purposes of this Section 5.9, refer equally to any predecessor of the Company; and

                           (xxix) the Company is not a United States real property holding corporation within the meaning of Code
                  Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

                  (b) Except as disclosed in Schedule 5.9(b): (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company may be subject nor have any such waivers or agreements been requested;
         (ii) to the Sellers' knowledge, there are no requests for information currently outstanding that could affect the Taxes of the Company; and
         (iii) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company.

                  (c) Schedule 5.9 (c) lists all Returns filed with respect to the Company for all taxable periods since the fiscal year ended June 30, 2000 and specifies the jurisdictions in which each such Return has been filed, and indicates any Returns that currently are the subject of audit, and the Company has delivered or made available to the Purchaser correct and complete copies of all such Returns since the fiscal year ended June 30, 2000, and of any examination reports and any statements of deficiencies proposed to be assessed against, or agreed to by the Company.

         SECTION 5.10 ABSENCE OF CERTAIN CHANGES. Except as disclosed in
Schedule 5.10, since the Balance Sheet Date, the Company has conducted the Business in the Ordinary Course of Business and there has not been any event, occurrence, development or circumstances which (a) has had or which could reasonably be expected to have a Material Adverse Effect or (b) would have constituted a violation of any covenants of the Sellers or the Company hereunder (including Section 7.1) had such covenant applied to it since the Balance Sheet Date. Since the Balance Sheet Date, there has not occurred any damage, destruction or casualty loss (whether or not covered by insurance) with respect to any material asset owned or operated by the Company.

         SECTION 5.11 CONTRACTS.

                  (a) Except as specifically disclosed in Schedule 5.11(a), the Company is not a party to or bound by any lease, agreement, contract, commitment or other legally binding contractual right or obligation (whether written or oral) (collectively, "Contracts") that is of a type described below:

                           (i) any lease (whether of real or personal property), including the leases disclosed or required to be disclosed on Schedule 5.15(b), that provide for annual rental payments by the Company of $250,000 or more;

                           (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments by the Company of $250,000 or more that may not be terminated by the Company without payment of penalty on 90 days or fewer notice;

                           (iii) any sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments to the Company of $250,000 or more that may not be terminated by the Company without payment of penalty on 90 days or fewer notice;

                           (iv) any partnership, joint venture or other similar agreement or arrangement;

                           (v) any Contract pursuant to which any third party has rights to use any material asset of the Company, including any Intellectual Property Right of the Company;

                           (vi) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or granting to any Person a right of first refusal, first offer or other right to purchase any of the material assets of the Company;

                           (vii) any agreement relating to Indebtedness (in any case, whether incurred, assumed, guaranteed or secured by any asset of the Company) other than accruals recorded in the Ordinary Course of Business;

                           (viii)   any license, franchise or similar agreement;

                           (ix) any agency, dealer, sales representative, marketing or other similar agreement;

                           (x) any agreement with (A) any stockholder of the Company or any other Affiliate of the Company or (B) any director or officer of the Company or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange
                  Act) of any such director or officer;

                           (xi) any management service, consulting or any other similar type of agreement;

                           (xii) any warranty, guaranty or other similar undertaking with respect to any contractual performance (or the Company's standard forms of any of the foregoing) or agreement to indemnify any Person, in any case (A) given or undertaken in connection with an arrangement described in clause (iii) above and (B) not set forth in the Contract governing such arrangement;

                           (xiii) any employment, deferred compensation, severance, bonus, retirement or other similar agreement or plan in effect as of the date hereof (including in respect of any advances or loans to any employees other than travel or similar advances in the Ordinary Course of Business) and entered into or adopted by the Company; or

                           (xiv) any other agreement, commitment, arrangement or plan that is material, or could reasonably be expected to be material, to the Company or the Business.

                  (b) Each Contract disclosed in or required to be disclosed in Schedule 5.11(a) is a valid and binding agreement of the Company and, to the knowledge of the Company, each other party thereto, enforceable in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). Neither the Company nor, to the knowledge of the Company, any other party to any such Contract is in default or breach (with or without due notice or lapse of time or both) in any material respect under the terms of any such Contract. The Company has delivered or made available to the Purchaser true and complete originals or copies of all Contracts disclosed in or required to be disclosed in Schedule 5.11(a).

         SECTION 5.12 INSURANCE COVERAGE. Schedule 5.12 contains a list of all of the insurance policies and fidelity bonds covering the assets, Business, operations, employees, officers and directors of the Company. There is no material claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company has complied with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect. The Company has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

         SECTION 5.13 LITIGATION. Except as disclosed in Schedule 5.13, there is no action, suit, investigation, arbitration or administrative or other proceeding pending or, to the knowledge of the Company, threatened, against the Company before any court or arbitrator or any Governmental Authority or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and any Ancillary Agreements to which the Company or a Seller will be a party at Closing. Except as disclosed in
Schedule 5.13, there are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against the Company or the Sellers (with respect to the Shares or the Business).

         SECTION 5.14 COMPLIANCE WITH LAWS; PERMITS.

                  (a) Except as described in Schedule 5.14(a), the Company has complied with all Laws in all material respects. Neither the use, condition nor other aspect of any of the assets of the Business or other right, property or asset used in or associated with the Business is or has been in violation of any applicable Law in any material respect. Except as set forth in Schedule 5.14(a), the Company has not received notice of any violation of any Law, or any potential liability under any Law, relating to the operation of the Business or to any of its assets, operations, processes, results or products.

                  (b) Schedule 5.14(b) sets forth a list of each government or regulatory license, authorization, permit, franchise, consent and approval issued and held by or on behalf of the Company or required to be so issued and held to carry on the Business as currently conducted (the "Permits"). Except as disclosed in Schedule 5.14(b), the Company is the authorized legal holder of the Permits, and each Permit is valid and in full force and effect. The Company is not in default under, and no condition exists that with notice or lapse of time or both could constitute a default or could give rise to a right of termination, cancellation or acceleration under, any Permit held by the Company.

         SECTION 5.15 ASSETS; PROPERTIES; SUFFICIENCY OF ASSETS.

                  (a) Except for assets disposed of in the Ordinary Course of Business of the Company, the Company has good title to, or in the case of leased property has valid leasehold interests in, the property and assets (whether real or personal, tangible or intangible) reflected in the Reference Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for Permitted Liens and Liens disclosed in Schedule 5.15(a).

                  (b) The Company owns no Real Property assets. Schedule 5.15(b) sets forth a list of all real property assets leased by the Company (the "Real Property"). The Company is a tenant or possessor in good standing thereunder and all rents due under such leases have been paid. Neither the Company nor, to the knowledge of the Company, any other party to any such lease is in default or breach (with or without due notice or lapse of time or both) in any material respect under the terms of any such lease. The Company is in peaceful and undisturbed possession of the space and/or estate under each lease of which it is a tenant. The Company has not received any notice of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning Law or Order relating to or affecting the Real Property, and to the Company's knowledge, no such proceeding has been threatened or commenced. To the Company's knowledge, each item of Real Property has adequate Utilities (as hereinafter defined) of a capacity and condition to serve adequately such Real Property (with due regard for the use to which such Real Property is presently being put). For purposes of this Agreement, the term "Utilities" means all of the following: water distribution and service facilities; sanitary sewers and associated installations; storm sewers; storm retention ponds and other drainage facilities; electrical distribution and service facilities; telephone, and similar communication facilities; heating, ventilating, cooling and air conditioning systems and facilities; natural gas distribution and service facilities; fire protection facilities; and all other utility lines, conduit, pipes, ducts, shafts, equipment, apparatus and facilities.

                  (c) The tangible personal property of the Company, taken as a whole, is in all material respects in good repair and operating condition (subject to normal maintenance requirements and normal wear and tear excepted).

         SECTION 5.16 INTELLECTUAL PROPERTY.

                  (a) Schedule 5.16(a) sets forth a list of all Intellectual Property Rights which are owned by the Company or which the Company is a licensor or licensee, and all material licenses, sublicenses and other written agreements as to which the Company or any of its Affiliates is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, including the identity of all parties thereto.

                  (b)      Except as disclosed in Schedule 5.16(b):

                           (i) All of the Intellectual Property Rights that are material to the conduct of the Business are set forth in
                  Schedule 5.16(a).

                           (ii) The conduct of the Business by the Company as currently conducted does not infringe upon any Intellectual Property Right of any third party. There is no claim, suit, action or proceeding that is either pending or, to the knowledge of the Company, threatened, that, in either case, involves a claim of infringement by the Company of any Intellectual Property Right of any third party, or challenging the Company's ownership, right to use, or the validity of any Intellectual Property Right listed or required to be listed in
                  Schedule 5.16(a). The Company has no knowledge of any basis for any such claim of infringement and no knowledge of any continuing infringement by any other Person of any of the Intellectual Property Rights listed or required to be listed in Schedule 5.16(a);

                           (iii) No Intellectual Property Right listed or required to be listed in Schedule 5.16(a) is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person, other than with respect to standard and customary restrictions associated with commercially available third party software to which the Company has a valid right to use in connection with the Business;

                           (iv) The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right; and

                           (v)      The Company has duly maintained all
                  registrations for any Intellectual Property Rights listed or required to be listed in Schedule 5.16(a).

         SECTION 5.17 ENVIRONMENTAL MATTERS.

                  (a)      Except as disclosed in Schedule 5.17(a):

                           (i) The Company has not, and to the Company's knowledge no other party has, generated, recycled, used, treated or stored on, transported to or from, or Released or disposed on, the Property any Constituents of Concern or, to the knowledge of the Company, on any property adjoining or adjacent to any Property, except in compliance with Environmental Laws;

                           (ii) The Company has not disposed of Constituents of Concern from the Property at any off-site facility except in compliance with Environmental Laws;

                           (iii) The Company has been and is in compliance with (a) Environmental Laws and (b) the requirements of Permits issued under such Environmental Laws with respect to the Property;

                           (iv) There are no pending or, to the knowledge of the Company, threatened Environmental Claims against the Company or any Property;

                           (v) There are no underground storage tanks or sumps located on any Property or, to the Company's knowledge, on any property that adjoins or is adjacent to any Property;

                           (vi) Neither the Company nor any Property is listed or, to the knowledge of the Company, proposed for listing on the National Priorities List under CERCLA or on any similar federal, state or foreign list of sites requiring investigation or clean-up, and the Company has not received any requests for information pursuant to 104(e) of CERCLA or any state counterpart or equivalent;

                           (vii) The Company has obtained all Environmental Permits required to be obtained by it and is in compliance with the terms of each Environmental Permit. Except as set forth in Schedule 5.17(a)(vii), there are no Environmental

                  Permits of the Company that are nontransferable or require consent, notification or other action to remain in full force and effect following the consummation of the transactions contemplated hereby; and

                           (viii) The Company has no liability under any Environmental Law to remediate any Environmental Condition.

                  (b) The Company has delivered or made available to the Purchaser true and complete copies of all environmental investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of the Company.

         SECTION 5.18 PLANS AND MATERIAL DOCUMENTS.

                  (a) Schedule 5.18(a) sets forth a list of all Benefit Plans with respect to which the Company or any ERISA Affiliate has or within the six years prior to the date hereof had any obligation or liability or which are or were within the six years prior to the date hereof maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any ERISA Affiliate. With respect to each Benefit Plan subject to ERISA, the Company has delivered or made available to the Purchaser a true and complete copy of each such Benefit Plan (including all amendments thereto) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Benefit Plan including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500 for each such Benefit Plan, if any, and
         (iv) the most recent determination letter referred to in Section 5.18(d). The Company has no express or implied commitment to create, incur liability with respect to or cause to exist any Benefit Plan or to modify any Benefit Plan, other than as required by Law.

                  (b) Except as disclosed in Schedule 5.18(b), none of the Benefit Plans is a plan that is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. None of the Benefit Plans is a "multiemployer plan" as defined in Section 3(37) of ERISA. Except as disclosed in Schedule 5.18(b), none of the Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or provides for or, except to the extent required by Law, promises retiree medical or life insurance benefits to any current or former employee, officer or director of the Company or any ERISA Affiliate.

                  (c) Except as disclosed in Schedule 5.18(c), each Benefit Plan is in material compliance with, and has been operated in material compliance with, its terms and the ERISA Affiliates have satisfied in all material respects all of their statutory, regulatory and contractual obligations with respect to each such Benefit Plan. No legal action, suit or claim is pending or, to the knowledge of the Company, threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course).

                  (d) Except as disclosed in Schedule 5.18(d), each Benefit Plan or trust which is intended to be qualified or exempt from taxation under Section 401(a) or 501(a) of the

         Code has received a favorable determination letter from the IRS that it is so qualified or exempt.

                  (e) There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan. Neither the Company nor any ERISA Affiliate has incurred any liability for any excise tax arising under the Code with respect to a Benefit Plan.

                  (f) All contributions, premiums or payments required to be made with respect to any Benefit Plan have been made on or before their due dates. For completed plan years of such Benefit Plans, all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority.

                  (g) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Benefit Plan that would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred in respect thereto for the most recent fiscal year ended prior to the date hereof.

                  (h) Except as disclosed in Schedule 5.18(h), no employee or former employee of the Company will become entitled to any bonus, retirement, severance, job security or similar benefit or an enhancement of such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement.

         SECTION 5.19 AFFILIATE TRANSACTIONS.

                  (a) Except as disclosed in Schedule 5.19(a), there are no outstanding payables, receivables, loans, advances and other similar accounts between the Company, on the one hand, and any of its Affiliates (other than Subsidiaries), on the other hand, relating to the Business.

                  (b) Except as disclosed in Schedule 5.19(b), to the knowledge of the Company, no director, officer or employee of the Company possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, or competitor of the Company. Ownership of 1% or less of any class of securities of a Person whose securities are registered under the Exchange Act will not be deemed to be an ownership interest for purposes of this Section 5.19(b).

         SECTION 5.20 CUSTOMER, SUPPLIER AND EMPLOYEE RELATIONS. Schedule 5.20 includes a complete and correct list of (a) all customers of the Business who have made aggregate purchases in excess of 5% of the total revenues of the Company to date in fiscal year 2004 and (b) all suppliers from whom the Company has purchased in excess of $100,000 in equipment or supplies to date in fiscal year 2004. Except as disclosed in Schedule 5.20, none of such customers, suppliers or employees has canceled, terminated or otherwise materially altered or notified the Company of any intention to cancel, terminate or materially alter its relationship with the Company since the Balance Sheet Date.

         SECTION 5.21 OTHER EMPLOYMENT MATTERS.

                  (a) The Company is not a party to any labor or collective bargaining agreement.

                  (b) No labor organization or group of Company employees has made a pending demand for recognition, there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal, and there is no organizing activity involving the Company pending or, to the knowledge of the Sellers, threatened by any labor organization or group of employees.

                  (c) There are no (i) strikes, work stoppages, slow-downs, lockouts or arbitrations or (ii) grievances or other labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company.

                  (d) There are no complaints, charges or claims against the Company pending or, to the knowledge of the Company, threatened to be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment by the Company, of any Person, including any claim for workers' compensation.

                  (e) The Company is in material compliance with all Laws and Orders in respect of employment and employment practices and the terms and conditions of employment and wages and hours, and has not, and is not, engaged in any unfair labor practice.

                  (f) Schedule 5.21(f) contains a complete and accurate list of the following information for each employee, officer or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since the Balance Sheet Date; vacation accrued as of a recent date; and all bonuses and any other amounts to be paid by the Company at or in connection with the Closing.

                  (g) Except as set forth in Schedule 5.21(g), to the knowledge of the Company, no employee, officer or director of the Company is a party to, or is otherwise bound by, any confidentiality, non-competition, proprietary rights agreement or similar agreement that would affect (i) the performance of his or her duties as an employee, officer or director or (ii) the ability of the Purchaser to conduct the Business after the Closing Date.

         SECTION 5.22 ACCOUNTS RECEIVABLE. Except as set forth in Schedule 5.22, all of the Accounts Receivable reflected on the Reference Balance Sheet (net of any applicable reserves set forth on the Reference Balance Sheet) and all Accounts Receivable which have arisen since the Balance Sheet Date (net of any additional applicable reserves established since such date in the Ordinary Course of Business) are valid and enforceable claims, and the goods and services sold and delivered which gave rise to such Accounts Receivable were sold and delivered in the Ordinary Course of Business. Except as set forth in
Schedule 5.22, such Accounts Receivable are subject to no defenses, offsets or recovery in whole or in part by the Persons whose purchase gave rise to such Accounts Receivable or by third parties and are fully collectible within 120 days of the invoice date of each such Account Receivable without resort to legal proceedings, except to the extent of the amount of the reserve for doubtful accounts reflected on the Reference Balance Sheet.

         SECTION 5.23 FINDERS' FEES. Except as set forth on Schedule 5.23, the cost of which shall be the responsibility of the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or the Sellers who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

         SECTION 5.24 DISCLOSURE. None of (i) the information contained in the Schedules, or (ii) the representations and warranties of the Company or the Sellers contained in this Agreement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were or are made, not false or misleading.

                                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         The Purchaser represents and warrants to the Sellers as of the date hereof and the Closing Date as follows:

         SECTION 6.1 CORPORATE EXISTENCE AND POWER. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has all corporate power required to carry on its business as now conducted. The Purchaser is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary.

         SECTION 6.2 CORPORATE AUTHORIZATION; ENFORCEABILITY. The execution, delivery and performance by the Purchaser of this Agreement and each of the Ancillary Agreements to which it will be a party at the Closing are, and will be at the Closing, within the Purchaser's corporate power and have been duly authorized by the board of directors of the Purchaser and no other corporate action on the part of the Purchaser is necessary to authorize this Agreement or any of the Ancillary Agreements to which the Purchaser will be a party at the Closing. This Agreement has been, and each of the Ancillary Agreements to which the Purchaser will be a party at the Closing will have been, duly executed and delivered by the Purchaser. Assuming the due execution and delivery by the Company and the Sellers of this Agreement and each of the Ancillary Agreements to which the Purchaser will be a party at the Closing, this Agreement constitutes, and each Ancillary Agreement to which the Purchaser will be a party at the Closing will constitute at the Closing, valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

         SECTION 6.3 NON-CONTRAVENTION. Except as set forth on Schedule 6.3, the execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser will be a party at the Closing do not and will not at the Closing (a) violate the certificate of incorporation or bylaws or other similar constituent documents of the Purchaser, (b) violate any applicable Law or Order, (c) require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any Permits of the Purchaser or any licenses to which the Purchaser is a party), or (d) result in a violation of or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Purchaser or to a loss of any benefit to which the Purchaser is entitled under, any material contract, agreement or other instrument binding upon the Purchaser or any license, franchise, Permit or other similar authorization held by the Purchaser.

         SECTION 6.4 FINDERS' FEES. Except as set forth on Schedule 6.4, the cost of which shall be the responsibility of the Purchasers, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

         SECTION 6.5 INVESTMENT. The Purchaser has had access to and received information from the Company concerning the business and operations of the Company, as requested by the Purchaser. The Purchaser represents that it is acquiring the Shares for investment purposes only, and not with a view toward the resale or distribution thereof.

         SECTION 6.6 SEC FILINGS. The Purchaser has timely filed with the SEC all documents required to be filed by it since December 31, 2001, and has made available to the Company and the Sellers each registration statement, report, proxy statement or information statement (other than preliminary materials) it has so filed since December 31, 2001, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Purchaser's SEC Filings"). As of their respective dates, each of the Purchaser's SEC Filings (a) was prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Purchaser's SEC Filings (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Purchaser as of its date, and each of the consolidated statements of income, cash flows and changes in stockholders' equity included in or incorporated by reference into the Purchaser's SEC Filings (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of the Purchaser for the periods set forth therein (subject, in the case of unaudited statements, to

(i) such exceptions as may be permitted by Form 10-Q of the SEC and (ii) normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

         SECTION 6.7 MATERIAL ADVERSE CHANGE. Since December 31, 2003, there has been no event or condition of any character (whether actual, or to the knowledge of Purchaser, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to the Purchaser, would reasonably be anticipated to have, a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or assets of the Purchaser.

                                  ARTICLE VII
                                CERTAIN COVENANTS

         SECTION 7.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement to the Closing Date, the Company will conduct its operations only in the Ordinary Course of Business and use its reasonable commercial efforts to: (i) preserve intact its business organizations, (ii) keep available the services of its officers and employees, and (iii) maintain its relationships and goodwill with licensors, suppliers, distributors, customers, landlords, employees, agents and others having business relationships with the Company or the Business. The Company will confer with the Purchaser concerning operational matters of a material nature and report periodically to the Purchaser concerning the Business, operations and finances of the Company. Without limiting the generality or effect of the foregoing, prior to the Closing Date, except with the prior written consent of the Purchaser or as contemplated under this Agreement, the Company will not:

                  (a) Change any salaries or other compensation of, or, except for the payment of monthly performance bonuses to eligible employees made in the Ordinary Course of Business, pay any bonuses to, any current or former director, officer, employee or stockholder of the Company, or enter into any employment, severance or similar agreement with any current or former director, officer, stockholder or employee of the Company; provided, however, that the compensation of employees of the Company receiving annual compensation of less than $75,000 may be changed in the Ordinary Course of Business of the Company;

                  (b) Adopt or increase any benefits under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other Benefit Plan for or with any of its employees;

                  (c) Enter into any contract or commitment, except for contracts and commitments entered into by the Company in the Ordinary Course of Business;

                  (d) Modify or amend in any material respect or terminate any Contract listed or required to be listed in Schedule 5.11(a);

                  (e) Enter into any transaction or commitment relating to the assets of the Company or the Business, except for transactions or commitments entered into by the Company in the Ordinary Course of Business, or cancel or waive any claim or right which, individually or in the aggregate, could reasonably be expected to be material to the Company;

                  (f) Make any change in accounting methods or practices (including changes in reserve or accrual policies);

                  (g) Sell, lease or otherwise dispose of any material asset or property;

                  (h)      Create or assume any Lien, other than a Permitted
         Lien;

                  (i) Incur any Indebtedness (other than (A) in the Ordinary Course of Business, (B) to finance costs and expenses incurred in connection with the transaction contemplated hereby or (C) to finance payment in cash of all accrued dividends and accrued interest thereon upon the conversion into Company common stock of all outstanding Series A Senior Convertible Preferred Stock and Series B Senior Convertible Preferred Stock under the Company's revolving credit facility);

                  (j) Make any dividend or distribution to the Company's stockholders;

                  (k) Terminate or close any facility, business or operation of the Company;

                  (l) Settle, release or forgive any claim or litigation or waive any right thereto; or

                  (m) Agree to do any of the foregoing; provided, however, the Company may agree with eligible senior managers that an annual performance bonus of $800,000 in the aggregate has been earned, the payment of which shall be an obligation of Purchaser to be made at such time after the Closing when Purchaser determines in good faith that such payment would not materially adversely affect the operating cash needs of the Company after the Closing, but in no event later than September 30, 2004.

         SECTION 7.2 EXCLUSIVE DEALING. During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, each Seller will not and the Company will not, and the Company will not authorize or direct any officer or director of the Company or any of their respective Affiliates, or any representative of any of the foregoing (including financial advisors, investment bankers, agents, attorneys, employees or consultants) to, take any action to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to any Person, or enter into any agreement with any Person, other than the Purchaser (and its Affiliates and representatives), concerning any purchase of any Capital Stock of the Company or any merger, asset sale or similar transaction involving the Company or that would frustrate the purposes of this Agreement. The Company and each Seller will disclose to the Purchaser the existence or occurrence of any proposal (written or oral) or contact which it may receive in respect of any such transaction and the identity of the Person from whom such a proposal or contact is received.

         SECTION 7.3 REVIEW OF THE COMPANY; CONFIDENTIALITY.

                  (a) The Purchaser may, prior to the Closing Date, directly or through its representatives, review the properties, books and records of the Company and its financial and legal condition to the extent it deems necessary or advisable to familiarize itself with such properties and other matters. The Company will permit the Purchaser and its representatives to have reasonable access to the premises of the Company and to all the books and records of the Company and to cause the officers, accountants and other representatives of the Company to furnish the Purchaser with such financial and operating data and other information with respect to the Business and properties of the Company as the Purchaser may from time to time reasonably request.

                  (b) Prior to the Closing, none of the Company, the Sellers or the Purchaser will, or will permit any of its Affiliates to, without the prior written consent of the other, disclose to any other Person (other than such Person's financing sources, existing stockholders and such Person's directors, officers, employees, advisors and other representatives that need to know) any proprietary, non-public information of another party previously delivered or made available to such other party in connection with the transactions contemplated hereby (including the existence of and terms of this Agreement and the Ancillary Agreements), other than to the extent required by applicable Law and upon the advice of counsel. Each of the Company, the Sellers and the Purchaser will direct its financing sources, stockholders, directors, officers, employees and representatives to keep all such information in strict confidence; provided, however, that each such Person may disclose such information to the extent required by Law and upon the advice of counsel, including without limitation, the tax treatment and tax structure of the transaction contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

         SECTION 7.4 HART-SCOTT-RODINO.

                  (a) The parties hereto shall cooperate in good faith and take all actions reasonably necessary or appropriate to file, and expeditiously and diligently prosecute to a favorable conclusion, the HSR Forms required, if any, to be filed by each of them in connection herewith with the Federal Trade Commission and the Department of Justice pursuant to the HSR Act. In no event will the Purchaser or its Affiliates be required to (i) dispose of any assets or business or (ii) "hold separate" any assets or business, in order to obtain clearance under the HSR Act.

                  (b) The parties hereto agree that from the date of this Agreement through the Closing Date, neither party nor any of its Subsidiaries or Affiliates shall enter into any transaction with a third party or take any other action that would have the effect of impeding the ability to obtain HSR Act clearance, if required, for the transactions contemplated by this Agreement.

         SECTION 7.5 REASONABLE BEST EFFORTS. The Company, the Sellers and the Purchaser will cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate actions, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including their respective reasonable best efforts to obtain, prior to the Closing Date, all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts with the Company as are necessary to consummate the transactions contemplated by the Agreement and to fulfill the conditions to the sale contemplated hereby. The Purchaser will prepare and file with the SEC within 15 days of the date hereof a registration statement on an appropriate form to register shares of the Purchaser's common stock or other securities for sale to the public, with expected net proceeds in an amount at least sufficient to fund the payment of the Closing Cash Consideration hereunder, and thereafter the Purchaser will use its reasonable best efforts to have such registration statement declared effective at the earliest practicable date and to complete the offer and sale of the common stock or other securities covered thereby. The parties will pay or cause to be paid all of their own fees and expenses contemplated by this Section, including the fees and expenses of any broker, finder, financial advisor, underwriters, legal advisor or similar person engaged by such party. Each of the parties will notify and keep the other advised in reasonable detail as to such party's efforts in complying with its obligations under this Section 7.5.

         SECTION 7.6 BENEFITS OF COMPANY PERSONNEL AFTER THE CLOSING. The Purchaser will use its reasonable best efforts to cause to be provided as soon as practicable after the Closing Date for the employees of the Company immediately prior to the Closing Date the employee benefits then made available to employees of Purchaser; provided, however, that for purposes of any length of service requirements, waiting periods, affiliated periods or vesting periods, short-term disability benefits and vacation benefits, any period of employment of a former employee of the Company will be deemed equivalent to having been employed for that same period by the Purchaser. To the extent permitted under the applicable plan, policy, program or arrangement, former employees of the Company will receive credit for purposes of deductibles and co-payments for all amounts paid or payable by reasons of claims incurred by such employees and covered dependents during the calendar year in which the Closing Date occurs, including claims that are not submitted or paid until the Closing Date, and the Purchaser will waive all limitations as to pre-existing condition exclusions. The Purchaser, at its discretion, may merge, terminate or partially terminate and partially merge any benefit plan of the Company into a comparable benefit plan of the Purchaser, provided that such decision will not delay the participation of former employees of the Company in the comparable benefit plan beyond the first entry date for such plan following the Closing Date.

         SECTION 7.7 INDEMNIFICATION OF OFFICERS AND DIRECTORS. From and after the Closing Date, the Purchaser will guarantee and will cause the Company to maintain and perform the Company's existing indemnification provisions with respect to present and former directors and officers of the Company for all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions in their capacities as directors and/or officers occurring at or prior to the Closing to the extent required under the Company's articles of incorporation and by-laws in effect as of the date hereof and permitted under and consistent with applicable law, for a period of not less than six years after the Closing.

         SECTION 7.8 FURTHER ASSURANCES. From time to time, as and when requested by either party hereto, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further actions, as the requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

         SECTION 7.9 NON-SOLICITATION. Each Seller severally agrees with the Purchaser that during the period commencing on the Closing Date and ending on the date which is five years after the Closing Date, such Seller or any other Person, partnership, limited liability company, corporation or other business entity controlled by such Seller shall not, directly or indirectly, on behalf of themselves, or any other Person, partnership, corporation, limited liability company or other business entity (i) solicit for employment (other than solicitations through the general media) or employ or retain in any other business relationship any Person who is an employee of the Company, except where such employee's employment has been terminated by the Company more than six months prior to the date of such solicitation; or (ii) influence or attempt to influence any employee of the Company to terminate his/her employment with or retention by the Company.

                                  ARTICLE VIII
                                   TAX MATTERS

         SECTION 8.1 TAX INDEMNIFICATION.

                  (a) The Sellers hereby agree, severally and not jointly or jointly and severally, to indemnify and hold harmless the Purchaser and the Company from and against the following Taxes and any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes or pursuing any claim hereunder: (i) Taxes imposed on the Company with respect to periods ending on or before the Closing Date, excluding Taxes which have been accrued or reserved for in the Reference Balance Sheet (without regard to any reserve for deferred Taxes which reflects timing differences between book and Tax income); (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on the Company which are allocable, pursuant to Section 8.1(b), to the portion of such period ending on the Closing Date, excluding Taxes which have been accrued or reserved for in the Reference Balance Sheet (without regard to any reserve for deferred Taxes which reflects timing differences between book and Tax income); (iii) Taxes imposed on the Purchaser or the Company as a result of any breach of warranty or misrepresentation under Section 5.9 or any failure by such Seller to fulfill his, her or its obligations under this Article VIII; and (iv) any and all stock transfer, stamp, or similar Taxes payable in connection with the transactions contemplated hereby.

                  (b) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

                           (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (other than conveyances pursuant to this Agreement), deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

                           (ii) in the case of Taxes not described in subparagraph (i) that are imposed on a periodic basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

                  (c) The Sellers agree, severally and not jointly or jointly and severally, to indemnify the Purchaser and the Company from and against any and all assessments, costs, and expenses that the Purchaser or the Company may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of the Company for or on account of Taxes of any Person whether (i) under Treas. Reg. section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

         SECTION 8.2 RETURNS.

                  (a) The Company shall prepare or shall cause to be prepared and file or cause to be filed (at its expense) all Returns for the Company for all periods ending on or prior to the Closing Date, which are filed after the Closing Date (except to the extent that the operations of the Company on the Closing Date are required to be included in the consolidated, unitary or combined income Return of the Purchaser and its Affiliates). Such returns shall be prepared in a manner consistent with the Returns of the Company filed on or prior to the Closing Date for prior fiscal periods. The Sellers shall pay, or cause to be paid, all Taxes shown as due (or required to be shown as due) on such Returns to the extent that such Taxes exceed the accrual or reserve for tax liability (as opposed to any reserve for deferred Taxes which reflects timing differences between book and Tax income) shown on the Reference Balance Sheet.

                  (b) The Purchaser shall prepare or cause to be prepared and file or cause to be filed (at its expense) any Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date (and to the extent that the operations of the Company on the Closing Date are required to be included in the consolidated, unitary or combined Return of the Purchaser and its Affiliates, the Purchaser will cause the operations of the Company to be so included). The Sellers shall pay to the Purchaser within fifteen days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date (as determined in accordance with Section 8.1(b)) to the extent that such Taxes (together with the Taxes with respect to Returns described in the preceding paragraph) exceed the accrual or reserve for tax liability (as opposed to any reserve for deferred Taxes which reflects timing differences between book and Tax income) shown on the Reference Balance Sheet.

         SECTION 8.3 CONTESTS.

                  (a) In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing Date or for which the Purchaser may seek indemnity from the Sellers, the Sellers shall have the right, at their expense, to participate in and control the conduct of such audit or proceeding but only to the extent that such audit or proceeding relates to a potential adjustment for which the Sellers have acknowledged the Sellers' liability and the issue underlying the potential adjustment does not recur for any period ending subsequent to the Closing Date. The Sellers shall keep the Purchaser fully informed of the progress of any such audit or proceeding and, if it appears in the sole discretion of the Purchaser, that such audit or proceeding may reasonably be expected to adversely affect the Purchaser or the Company, the Purchaser also may participate in any such audit or proceeding. If the Sellers do not assume the defense of any such audit or proceeding promptly, the Purchaser may defend and settle the same (for the Sellers' account and at the Sellers' expense) in such manner as it may deem appropriate. In the event that a potential adjustment as to which the Sellers would be liable is present in the same proceeding as a potential adjustment for which the Purchaser would be liable, the Purchaser shall have the right, at its expense, to control the audit or proceeding with respect to the latter potential adjustment.

                  (b) With respect to a potential adjustment for which both the Sellers and the Purchaser or the Company could be liable, or which involves an issue that recurs for any period ending after the Closing Date (whether or not the subject of audit at such time), (i) both the Purchaser and the Sellers may participate in the audit or proceeding, each at its own expense, and (ii) the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the dollar amount of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Tax periods. The principle set forth in the preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum) in circumstances in which separate issues are otherwise controlled hereunder by the Purchaser and the Sellers.

                  (c) Except as provided in Section 8.4(a) above, neither the Purchaser nor the Sellers shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other party, or result in a material benefit to that party, for such year or a subsequent year without the written consent of the other party, which consent may not be unreasonably withheld or delayed.

         SECTION 8.4 MISCELLANEOUS.

                  (a) The Sellers and the Purchaser agree to treat all payments made by either to or for the benefit of the other (including any payments to the Company) under this Article VIII, under other indemnification provisions of this Agreement and for any misrepresentations or breach of representations, warranties or covenants as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-tax basis, including the Tax effect of such items in post-closing tax periods without regard to the time value of money.

                  (b) Notwithstanding any provision herein to the contrary, the several obligations of the Sellers to indemnify and hold harmless the Purchaser and the Company pursuant to this Article VIII, and the representations and warranties contained in Section 5.9, shall terminate (as to any unasserted claims) as of the close of business on the 180th day following expiration of the applicable statutes of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

                                   ARTICLE IX
                              CONDITIONS TO CLOSING

         SECTION 9.1 CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to consummate the Closing are subject to the satisfaction (or waiver by the Purchaser) at or prior to the Closing of the following conditions:

                  (a) Representations, Warranties and Covenants of the Company and the Sellers. (i) The representations and warranties of the Company and the Sellers made in this Agreement shall be true and correct in all material respects (or, if any such representation is expressly qualified by "materiality," "Material Adverse Effect" or words of similar import, then in all respects) as of the Closing, as though made anew at and as of the Closing (except to the extent such representation or warranty speaks to an earlier date) and (ii) the Company and the Sellers shall have performed and complied in all material respects with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by the Company and the Sellers on or before the Closing Date.

                  (b) No Injunction, etc. No provision of any applicable Law and no judgment, injunction, order or decree of any Governmental Authority shall be in effect which shall prohibit the consummation of the Closing.

                  (c) No Proceedings. No action, suit or proceeding challenging this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking material damages shall have been instituted or threatened by any Person.

                  (d) Delivery of Documents. Each of the deliveries required by Section 4.2 shall have been made.

                  (e) Third-Party Consents; Governmental Approvals. All consents, approvals, waivers and Permits, if any, disclosed on Schedule
         5.4 attached hereto shall have been received.

                  (f) No Material Adverse Change. Prior to the Closing Date, no event shall have occurred which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

                  (g) HSR Act. The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

                  (h) Exercise of Options. Not more than 1% of the outstanding Company Stock Options shall have been exercised between the date hereof and the Closing Date.

         SECTION 9.2 CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to consummate the Closing are subject to the satisfaction (or waiver by the Sellers) at or prior to the Closing of the following conditions:

                  (a) Representations, Warranties and Covenants of the Purchaser. (i) The representations and warranties of the Purchaser made in this Agreement shall be true and correct in all material respects (or, if any such representation is expressly qualified by "materiality," "Material Adverse Effect" or words of similar import, then in all respects) as of the Closing, as though made anew at and as of the Closing (except to the extent such representation or warranty speaks to an earlier date) and (ii) the Purchaser shall have performed and complied in all material respects with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by the Purchaser on or before the Closing Date.

                  (b) No Injunction, etc. No provision of any applicable Law and no judgment, injunction, order or decree of any Governmental Authority shall be in effect which shall prohibit the consummation of the Closing.

                  (c) Delivery of Documents. Each of the deliveries required by Section 4.3 shall have been made.

                  (d) HSR Act. The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

                  (e) Indebtedness. All Indebtedness of the Company to any Seller shall be paid in full (including the Company's obligation to pay in cash the accrued dividends and accrued interest thereon upon the conversion into Company common stock of all outstanding Series A Senior Convertible Preferred Stock and Series B Senior Convertible Preferred Stock), and any guaranty of Company Indebtedness by any Seller or any Affiliate thereof shall be terminated and released, and any Lien in any collateral therefor shall be terminated and released and physical possession or control of such collateral (if applicable) returned to such Seller.

                                    ARTICLE X
                            SURVIVAL; INDEMNIFICATION

         SECTION 10.1 SURVIVAL. The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith will survive the Closing for one year; provided, however, that the Selected Representations and Warranties will survive the Closing indefinitely. Notwithstanding the immediately preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the immediately preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given in good faith and with reasonable specificity to the party against whom such indemnity may be sought prior to such time; provided, however, that the applicable representation or warranty will survive only with respect to the particular inaccuracy or breach specified in such written notice. All covenants and agreements of the parties contained in this Agreement and required to be performed after the Closing will survive the Closing indefinitely.

         SECTION 10.2 INDEMNIFICATION.

                  (a) Except as provided herein, as Purchaser's sole and exclusive remedy for misrepresentations by the Company and/or the Sellers, the Sellers will severally indemnify, defend and hold harmless the Purchaser and its officers, directors, employees, affiliates, stockholders and agents, and the successors to the foregoing (and their respective officers, directors, employees, affiliates, stockholders and agents) against any and all liabilities, damages and losses, and, but only to the extent asserted in a Third-Party Claim, punitive damages, and all costs or expenses, including reasonable attorneys' and consultants' fees and expenses incurred in respect of Third-Party Claims or claims between the parties hereto ("Damages"), incurred or suffered as a result of or arising out of the failure of any representation or warranty made by the Company and/or the Sellers in
         Article V to be true and correct, provided, however, that (i) the Company and the Sellers will not be liable under this Section 10.2(a) (other than with respect to a breach of any of the Selected Representations and Warranties) unless the aggregate amount of Damages exceeds $500,000 and then from the first dollar to the full extent of such Damages; provided, further, that the Sellers' liability under this
         Section 10.2(a) (other than with respect to breach of the Selected Representations and Warranties) will not exceed, in the aggregate, an amount equal to $15,000,000 and (ii) the liability of each Seller with respect the Selected Representations and Warranties shall not exceed 100% of the Purchase Price actually received by such Seller.

                  (b) Each Seller will severally indemnify, defend and hold harmless the Purchaser against Damages incurred or suffered as a result of or arising out of the breach of any covenant or agreement to be performed by such Seller after the Closing pursuant to this Agreement.

                  (c) The Purchaser will indemnify, defend and hold harmless the Sellers against Damages incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by the Purchaser in Article VI to be true and correct as of the Closing Date, and (ii) the breach of any covenant or agreement to be performed by the Purchaser after the Closing pursuant to this Agreement.

         SECTION 10.3 PROCEDURES.

                  (a) If any Person who or which is entitled to seek indemnification under Section 10.2 (an "Indemnified Party") receives notice of the assertion or commencement of any Third-Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an "Indemnifying Party") is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 days after receipt of such written notice of such Third-Party Claim. Such notice by the Indemnified Party will describe the Third-Party Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably estimable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnified Party, to assume, the defense of any Third-Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (which will be reasonably satisfactory to the Indemnified Party), and the Indemnified Party will cooperate in good faith in such defense.

                  (b) If, within 20 days after giving notice of a Third-Party Claim to an Indemnifying Party pursuant to Section 10.3(a), an Indemnified Party receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third-Party Claim as provided in the last sentence of Section 10.3(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim within ten days after receiving written notice from the Indemnified Party or if the Indemnified Party reasonably believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnified Party in respect of all Damages relating to the matter, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs and expenses paid or incurred in connection therewith; provided, however, that the Indemnifying Party shall not be liable for the costs and expenses of more than one counsel for all Indemnified Parties in any one jurisdiction. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third-Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, or does not include an unconditional release of all Indemnified Parties. If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim will not exceed the amount of such settlement offer. The Indemnified Party will provide the Indemnifying Party with reasonable access during normal business hours to books, records and employees of the Indemnified Party necessary in connection with the Indemnifying Party's defense of any Third-Party Claim which is the subject of a claim for indemnification by an Indemnified Party hereunder.

                  (c) Any claim by an Indemnified Party on account of Damages which does not result from a Third-Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of 20 days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 20 day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

                  (d) A failure to give timely notice or to include any specified information in any notice as provided in Section 10.3(a), 10.3(b) or 10.3(c) will not affect the rights or obligations of any party hereunder, except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.

         SECTION 10.4 PAYMENT OF INDEMNIFICATION PAYMENTS. All indemnifiable Damages under this Agreement will be paid in cash in immediately available funds, and all claims by the Purchaser first shall be payable to the extent of available funds from the Escrow Account, and the several nature of the Sellers' representations and warranties shall not affect the Purchaser's right to collect the total amount of any Damages from the Escrow Account for which indemnification is provided hereunder. Claims in excess of the Escrow Amount may be made against the respective Sellers. All Indemnifiable Damages payable by the Sellers under this Article X shall be net of amounts actually recovered by the Purchaser or its Affiliates under any insurance policy.

         SECTION 10.5 REASSIGNMENT OF ACCOUNTS RECEIVABLE. In the event of a claim for indemnification by the Purchaser as result of a breach of the representations or warranties regarding the collection of Accounts Receivable, the Purchaser shall, upon receipt from the Sellers of a payment equal to the amount of such Accounts Receivable, assign or reassign to Sellers' Representative for the benefit of the Sellers such Account(s) Receivable (including any retention or holdback) that is subject to the claim for indemnification, and thereafter, the Sellers shall have the right to collect such Account(s) Receivables in such manner as they deem appropriate.

                                   ARTICLE XI
                                  MISCELLANEOUS

         SECTION 11.1 TERMINATION.

                  (a) This Agreement may be terminated at any time prior to the Closing:

                           (i) By the mutual written consent of the Purchaser and the Sellers;

                           (ii) By the Purchaser, if there has been a material violation or breach by the Sellers or the Company of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Purchaser at the Closing, and such violation or breach has not been waived by the Purchaser or, in the case of a covenant breach, cured by the Sellers or the Company within ten days after written notice thereof from the Purchaser;

                           (iii) By the Sellers, if there has been a material violation or breach by the Purchaser of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Sellers at the Closing, and such violation or breach has not been waived by the Sellers or, in the case of a covenant breach, cured by the Purchaser within ten days after written notice thereof from the Sellers;

                           (iv) By the Purchaser or the Sellers if the transactions contemplated hereby have not been consummated by June 30, 2004, which date shall be extended if Purchaser's registration statement with respect to the sale of securities to finance the Purchase Price shall have been filed as provided in Section 7.5 but not, as of June 30, 2004, been declared effective, to the date which is five Business Days after the date such registration statement becomes effective, but in any event not later than August 15, 2004; provided, however, that neither the Purchaser nor the Sellers will be entitled to terminate this Agreement pursuant to this Section 11.1(a)(iv) if such Person's breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

                           (v) By the Purchaser in the event the Purchaser is unable to satisfy its financing requirements to fund the Purchase Price under this Agreement; provided, however, that Purchaser will not be entitled to terminate this Agreement pursuant to this Section 11.1(a)(v) if Purchaser has breached
                  Section 7.5 of this Agreement; or

                           (vi) By the Purchaser if prior to the expiration of five days from the date hereof, holders of 100% of all issued and outstanding Capital Stock of the Company have not executed and delivered this Agreement.

                  (b) In the event that this Agreement is terminated pursuant to Section 11.1(a), all further obligations of each party hereto under this Agreement (other than pursuant to Sections 11.4 and 7.3(b), which will continue in full force and effect) will terminate without further liability or obligation of any party to the other party hereunder (except as set forth in Section 11.1(c)); provided, however, that no party will be released from liability hereunder for any (i) willful failure of such party to have performed its obligations hereunder prior to such termination or (ii) intentional misrepresentation made by such party prior to such termination of any matter set forth herein.

                  (c) In the event that this Agreement is terminated by (i) the Sellers or the Purchaser pursuant to Section 11.1(a)(iv) and at such time (A) the registration statement referred to therein shall not have been filed, or if filed shall not have been declared effective (or if previously declared effective, shall be subject to a "stop order" issued by the SEC) and (B) all of the Purchaser's conditions to close this Agreement have been satisfied; or (ii) the Purchaser pursuant to or Section 11.1(a)(v), the Purchaser shall issue to the Company unregistered shares of the Purchaser's common stock valued at $4.5 million based on the average closing price of the common stock for the ten trading days immediately preceding the date of such termination, or at the Purchaser's option, cash in the amount of $4.5 million, as liquidated damages, in which event the Purchaser shall have no further obligation to the Sellers or the Company hereunder (except as provided in Section 11.1(b)), provided, however, the Purchaser shall have no obligation to pay such amount if there has occurred any material adverse change in the financial markets in the United States, which would make it, in the judgment of the Purchaser, impracticable or inadvisable to market the securities of the Purchaser in order to fund the Purchase Price under this Agreement. In the event shares of the Purchaser's common stock are issued to the Company pursuant to this Section, the Company and the Purchaser will enter into a mutually agreed upon registration rights agreement providing for piggyback registration rights on customary terms, subject to all registration rights currently in effect with respect to the Purchaser's common stock.

         SECTION 11.2 NOTICES. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (receipt confirmed) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

                  (a)      If to the Purchaser to:

                           Input/Output, Inc.
                           12300 Parc Crest Drive
                           Stafford, Texas 77477
                           Facsimile No.: 281.879.3600
                           Attention: J. Michael Kirksey
         with a copy to:

                  Porter & Hedges, L.L.P.
                  700 Louisiana Street, 35th Floor
                  Houston, Texas 77002
                  Facsimile No.: 713.228.1331
                  Attention: T. William Porter
                             Richard L. Wynne

         (b)      If to the Sellers or the Company, to:

                  c/o GX Technology Corporation
                  5847 San Felipe Street, Suite 3800
                  Houston, Texas 77057
                  Facsimile No. 713.789.7201
                  Attention: Randy G. Finch

         with a copy to:

                  Akin Gump Strauss Hauer & Feld LLP
                  1111 Louisiana Street
                  44th Floor
                  Houston, Texas 77002-5200
                  Facsimile No.: 713.236.0822
                  Attention: James L. Rice III

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

         SECTION 11.3 AMENDMENTS AND WAIVERS.

                  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law.

         SECTION 11.4 EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided for herein, the parties will pay or cause to be paid all of their own fees and expenses incident to this Agreement and in preparing to consummate and in consummating the transactions contemplated hereby, including the fees and expenses of any broker, finder, financial advisor, investment banker, legal advisor or similar person engaged by such party, provided, the Company shall be entitled to pay the reasonable fees and expenses of one law firm for the Company incurred with respect to matters that may be specific to one or more individual Seller in connection with the transactions contemplated by this Agreement.

         SECTION 11.5 SUCCESSORS AND ASSIGNS. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (including any transfer by way of merger or operation of law) without the consent of each other party hereto; provided, however, that the Purchaser may assign its rights and obligations under this Agreement to a wholly-owned Affiliate of the Purchaser, it being understood that such assignment will not relieve the Purchaser from its obligations hereunder; and provided further, however, nothing herein shall restrict (i) the trustees of the Thomas D. Barrow 2004 Grantor Retained Annuity Trust or the Janice H. Barrow Grantor Retained Annuity Trust from terminating such trusts after the Closing and distributing the trusts' assets to their respective beneficiaries, or otherwise distributing any such assets prior to termination of such trusts to their respective beneficiaries, which shall be deemed to have assumed, severally, all continuing liabilities of such trusts hereunder or (ii) the board of directors and shareholders of TEBAK, Inc. or the partners of TEBAK Partnership, L.P., from dissolving either entity and distributing such entities' assets to shareholders or partners, respectively, which shall be deemed to have assumed, severally, all continuing liabilities of such entities hereunder. Any assignment in violation of the preceding sentence will be void ab initio.

         SECTION 11.6 NO THIRD-PARTY BENEFICIARIES. Except as provided in
Article X and Sections 3.3, 7.1(m), 7.7 and 11.5, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

         SECTION 11.7 GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the Laws that might otherwise govern under principles of conflict of laws thereof.

         SECTION 11.8 PUBLIC ANNOUNCEMENTS. From the date hereof until the Closing Date, the Sellers and the Purchaser will obtain the approval of each other before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making or permitting any agent or Affiliate to make any public statements with respect to this Agreement and the transactions contemplated hereby; provided, this provision will not restrict either party from issuing any press release or public statement required by applicable securities laws.

         SECTION 11.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

         SECTION 11.10 TABLE OF CONTENTS; HEADINGS. The table of contents and headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

         SECTION 11.11 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter of this Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof of this Agreement.

         SECTION 11.12 SEVERABILITY; INJUNCTIVE RELIEF.

                  (a) If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remainder of the provisions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid, illegal or unenforceable) will in no way be affected, impaired or invalidated, and to the extent permitted by applicable Law, any such provision will be restricted in applicability or reformed to the minimum extent required for such provision to be enforceable. This provision will be interpreted and enforced to give effect to the original written intent of the parties prior to the determination of such invalidity or unenforceability.

                  (b) The parties acknowledge and agree that the provisions of Sections 7.2 and 7.3(b) are reasonably necessary to protect the legitimate interests of the Purchaser, its Affiliates and their businesses and the Sellers, its Affiliates and their businesses (in the case of Section 7.3(b) only) and that any violation of Sections 7.2 or 7.3(b) will result in irreparable injury to the Purchaser and its Affiliates (or the Sellers and its Affiliates, in the case of Section 7.3(b) only), the exact amount of which will be difficult to ascertain and the remedies at Law for which will not be reasonable or adequate compensation to the Purchaser and its Affiliates (or the Sellers and its Affiliates, in the case of Section 7.3(b) only) for such a violation. Accordingly, the Sellers agrees that if they violate any of the provisions of Sections 7.2 or 7.3(b), and the Purchaser agrees that if it violates any of the provisions of Section 7.3(b), in addition to any other remedy available at Law or in equity, the Purchaser (or the Sellers, in the case of Section 7.3(b) only) will be entitled to seek specific performance or injunctive relief without posting a bond, or other security, and without the necessity of proving actual damages.

         The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                           INPUT/OUTPUT, INC.

                           By:
                              --------------------------------------------------
                           Name:
                                ------------------------------------------------
                           Title:
                                 -----------------------------------------------

                           GX TECHNOLOGY CORPORATION

                           By:
                              --------------------------------------------------
                           Name:
                                ------------------------------------------------
                           Title:
                                 -----------------------------------------------

                           SELLERS:

                           BA CAPITAL COMPANY, L.P.

                           BY:
                              --------------------------------------------------
                              Walker L. Poole, General Partner


                           TEBAK, INC.

                           BY:
                              --------------------------------------------------
                              Thomas D. Barrow, President

                           TEBAK PARTNERSHIP L.P.

                             BY TEBAK, INC., Its General Partner

                             BY:
                                ------------------------------------------------
                                Thomas D. Barrow, President

                           THOMAS D. BARROW 2004 GRANTOR
                           RETAINED ANNUITY TRUST

                           BY:
                              --------------------------------------------------
                              Kenneth T. Barrow, Co-Trustee of the
                                 Thomas D. Barrow Grantor Retained
                                 Annuity Trust, solely in his fiduciary
                                 capacity and not in his individual  capacity

                           BY:
                              --------------------------------------------------
                              Elizabeth Barrow Brueggeman, Co-Trustee of the
                                 Thomas D. Barrow Grantor Retained
                                 Annuity Trust, solely in his fiduciary
                                 capacity and not in his individual  capacity


                           JANICE H. BARROW 2004 GRANTOR
                           RETAINED ANNUITY TRUST

                           BY:
                              --------------------------------------------------
                              Kenneth T. Barrow, Co-Trustee of the
                                 Thomas D. Barrow Grantor Retained
                                 Annuity Trust, solely in his fiduciary
                                 capacity and not in his individual capacity

                           BY:
                              --------------------------------------------------
                              Elizabeth Barrow Brueggeman, Co-Trustee of the
                                 Thomas D. Barrow Grantor Retained
                                 Annuity Trust, solely in his fiduciary
                                 capacity and not in his individual  capacity

                           -----------------------------------------------------
                           Thomas D. Barrow

                           -----------------------------------------------------
                           Donald E. Larson

                           -----------------------------------------------------
                           G. David Dubois

                           -----------------------------------------------------
                           Robert S. Limbaugh, Jr.

                           -----------------------------------------------------
                           J. Pat Lindsey

                           CHARLENE W. PATCH
                           FAMILY TRUST

                           By:
                              --------------------------------------------------
                           Name:
                                ------------------------------------------------
                           Title:
                                 -----------------------------------------------

                           -----------------------------------------------------
                           Michael K. Lambert

                           -----------------------------------------------------
                           Randy G. Finch

                           -----------------------------------------------------
                           Susan E. Collins

                           -----------------------------------------------------
                           Marc de Buyl

                           -----------------------------------------------------
                           Christopher R. Dick

                           -----------------------------------------------------
                           Kevin D. Grove

                           -----------------------------------------------------
                           Karen A. Julien

                           -----------------------------------------------------
                           George Farmer

                           -----------------------------------------------------
                           Doyle Fouquet

                           -----------------------------------------------------
                           Jean-Paul Jeannot

                           -----------------------------------------------------
                           Phillip Wrangle